Item 77.I Terms of New or Amended Securities

Morgan Stanley Global Fixed Income Opportunities
Fund


Effective June 30, 2017, Morgan Stanley Global Fixed
Income Opportunities Fund made changes to their Fund
Summary-Purchase and Sale of Fund Shares section, as described in the supplement to the Prospectus and filed via EDGAR with the Securities and Exchange
Commission on June 15, 2017 (accession number
0001104659-17-039431) and incorporated by reference herein.


Effective October 27, 2017, Morgan Stanley Global
Fixed Income Opportunities Fund made changes to the section "Shareholder Information - Share Class
Arrangements, as described in the supplement to the Prospectus and filed via EDGAR with the Securities and Exchange Commission on October 27, 2017 (accession number 0001104659-17-064306) and incorporated by reference herein.